EXHIBIT 31.3
I, Charles T. Goodson, certify that:

1.	I have reviewed this Form 10-K/A of PetroQuest Energy, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

/s/ Charles T. Goodson
Charles T. Goodson
Chief Executive Officer
March 29, 2018